Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated Mach 16, 2018 (May 10, 2018 as to the effect of the reverse stock split described in Notes 2 and 13), relating to the consolidated financial statements of Avalara, Inc. and subsidiaries appearing in Registration Statement No. 333-224850, as amended.

/s/ Deloitte & Touche LLP

Seattle, Washington

June 14, 2018